EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FOURTH QUARTER AND
FULL-YEAR 2014 FINANCIAL RESULTS

WEST CHESTER, OH, January 27, 2015 – AK Steel (NYSE: AKS) today reported its financial results for the fourth quarter and full year of 2014.

4th Quarter 2014 Performance Summary

•	Shipments of 2,010,200 tons

•	Sales of $2 billion with an average selling price of $987 per ton

•	Net income of $13.5 million, or $0.07 per diluted share

•	Adjusted net income of $26.1 million, or $0.14 per diluted share

•	Adjusted EBITDA of $117.0 million

•	Successful reline of the Ashland Works blast furnace hearth

•	Liquidity of approximately $872 million

AK Steel reported net income of $13.5 million, or $0.07 per diluted share of common stock, for the fourth quarter of 2014, compared to net income of $35.2 million, or $0.26 per diluted share, for the fourth quarter of 2013. Excluding the fourth quarter effects of pension and other postretirement benefit (“OPEB”) charges and one-time expenses associated with the acquisition of Severstal Dearborn, LLC (“Dearborn”), the company reported adjusted net income of $26.1 million, or $0.14 per diluted share, for the fourth quarter of 2014. Neither the pension corridor charge nor OPEB loss had any current cash flow impact.
The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $117.0 million, or $58 per ton, for the fourth quarter of 2014 compared to $87.2 million, or $61 per ton, for the fourth quarter of 2013. The company’s results compared favorably to a third quarter 2014 net loss of $7.2 million, or $0.05 per diluted share, and third quarter adjusted EBITDA of $100.5 million, or $69 per ton, despite the fact the company experienced $31 million in costs in the fourth quarter associated with a planned outage at its Ashland Works blast furnace.
Income tax expense was $0.2 million for the fourth quarter of 2014 compared to an income tax benefit of $24.0 million for the fourth quarter of 2013 and income tax expense of $3.9 million for the third quarter of 2014.
“AK Steel’s improved financial performance represented its best quarter of the year and quarter-over-quarter reflects strong market demand for our automotive products, lower steelmaking input costs, and the first full quarter of results associated with the Dearborn Works acquisition,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Also, we successfully completed a planned reline of our Ashland Works blast furnace hearth during the quarter, which helps position AK Steel well to serve our customers for many years to come.”
Net sales for the fourth quarter of 2014 were $2.00 billion on shipments of 2,010,200 tons, compared to net sales of $1.46 billion on shipments of 1,420,000 tons for the year-ago fourth quarter and net sales of $1.59 billion on shipments of 1,462,900 tons for the third quarter of 2014. The increase in shipments in the fourth quarter of 2014 compared to the year-ago quarter was principally due to the acquisition of Dearborn Works and continued strong demand from the automotive market. The increase in shipments in the fourth quarter of 2014 compared to the third quarter of 2014 was largely due to the acquisition of Dearborn Works and increased shipments to the carbon spot market.

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The company said its average selling price for the fourth quarter of 2014 was $987 per ton, a 4% decrease from the $1,031 per ton reported for the fourth quarter of 2013 and a 9% decrease from the $1,089 per ton reported for the third quarter of 2014. The lower overall average selling price in the fourth quarter of 2014 compared to the year-ago quarter was primarily due to the higher proportion of hot-rolled coil shipments in the overall sales mix as a result of the Dearborn Works acquisition. The lower overall average selling price in the fourth quarter of 2014 compared to the third quarter of 2014 was related both to the increase in hot rolled coil shipments as a result of the Dearborn Works acquisition, which resulted in a higher percentage of product shipments to the carbon spot market, as well as to a general reduction in spot market pricing.
During the fourth quarter of 2014, the company successfully completed the planned outage of the Ashland Works blast furnace to reline the hearth. The outage included $18.0 million of capital investments and costs of $31.0 million associated with the planned outage, as well as reduced production levels at Ashland Works in the period prior to the outage.
Included in the results for the fourth quarter of 2014 were a pension corridor charge of $2.0 million and an OPEB settlement loss of $3.5 million related to the Butler Works retiree settlement, totaling $0.03 per diluted share in aggregate, and acquisition-related expenses described below of $7.1 million, or $0.04 per diluted share. The 2014 fourth quarter results also include a LIFO inventory credit of $5.3 million, compared to a LIFO credit of $4.3 million for the fourth quarter of 2013 and a LIFO credit of $10.9 million for the third quarter of 2014.
The company ended 2014 with total liquidity of $872.3 million. Liquidity consists of cash and cash equivalents of $51.0 million and $821.3 million of availability under the company’s revolving credit facility. There were $605.0 million of outstanding borrowings under the company’s revolving credit facility as of the end of 2014.

Full-Year 2014 Results
For the full year 2014, the company reported a net loss of $96.9 million, or $0.65 per diluted share, compared to a net loss of $46.8 million, or $0.34 per diluted share, for 2013. Excluding the effects of the pension corridor and OPEB settlement charges and acquisition-related expenses described below, the company reported an adjusted net loss of $59.7 million, or $0.40 per diluted share.
Sales for 2014 were $6.51 billion, an increase of 17% compared to $5.57 billion for 2013. Shipments for 2014 were 6,132,700 tons, an increase of 16% from 5,275,900 tons in 2013. Both increases were principally due to the acquisition of Dearborn Works and increased demand from the automotive market. The company said its average selling price for full-year 2014 was $1,058 per ton, slightly higher than the $1,056 per ton reported for 2013. The increase in the average selling price for full-year 2014 was primarily due to increased sales to the automotive market and higher spot market pricing in the periods prior to the fourth quarter, partially offset by a higher percentage of product shipments to the spot market which included the increase in hot-rolled shipments as a result of the Dearborn Works acquisition.
Extreme winter weather conditions in early 2014 resulted in extra costs of approximately $45.0 million for 2014. Energy costs were higher in the first quarter of 2014, primarily for electricity and natural gas. The extreme winter weather conditions also affected the delivery of iron ore pellets in the second quarter of 2014, with the company incurring additional costs for transportation and operations.
Incidents at the company’s Ashland Works blast furnace in February and the third quarter of 2014 resulted in unplanned outage costs of approximately $41.2 million in 2014. In addition, the planned outage in the fourth quarter of 2014 resulted in costs of $31.0 million associated with the planned outage itself and reduced production levels in the period prior to the outage. Prior year results include the effects of the June 2013 incident at the company’s Middletown Works blast furnace, which resulted in unplanned outage costs of approximately $22.3 million in 2013.
The company reported adjusted EBITDA of $280.2 million, or $46 per ton, for 2014 compared to adjusted EBITDA of $255.0 million, or $48 per ton, for 2013.

Acquisition of Dearborn
As previously disclosed, on September 16, 2014, AK Steel completed its acquisition of Dearborn, which included the integrated steelmaking assets located in Dearborn, Michigan, the Mountain State Carbon, LLC cokemaking facility located in Follansbee, West Virginia, and interests in joint ventures that process flat-rolled steel products.
The company’s results for the year ended December 31, 2014, include the effects of the acquisition and Dearborn’s operations for the period from the date of acquisition.

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The results for the three months and year ended December 31, 2014 include net sales of $477.0 million and $567.0 million, respectively, and shipments of 596,000 tons and 707,000 tons, respectively, attributable to Dearborn since the completion of the acquisition.
For the three months ended December 31, 2014, the company incurred acquisition-related costs of $7.1 million consisting of an income tax charge of $6.3 million and transaction fees of $0.8 million. For the year ended December 31, 2014, the company’s results included acquisition-related costs of $31.7 million, consisting of $12.6 million of costs included in other income (expense) for committed bridge financing that was not utilized to complete the acquisition, transaction fees and direct costs of $10.7 million included in selling and administrative costs, and income tax charges of $8.4 million. The tax charges are related to changes in the value of the company’s deferred tax assets resulting from the acquisition of Dearborn Works.

First Quarter 2015 Outlook
Consistent with its current practice, the company said that it will provide detailed guidance for its first quarter results of 2015 in March.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition, and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal Resources, Inc.; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube LLC subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The

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company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Shipments (000 tons)	2,010.2	1,420.0	6,132.7	5,275.9
Selling price per ton	$987	$1,031	$1,058	$1,056

Net sales	$1,997.6	$1,464.8	$6,505.7	$5,570.4

Cost of products sold	1,816.3	1,323.9	6,007.7	5,107.8
Selling and administrative expenses	67.5	52.0	247.2	205.3
Depreciation	55.6	45.2	201.9	190.1
Pension and OPEB expense (income)	(18.3)	(19.3)	(92.5)	(68.6)
Pension corridor charge	2.0	—	2.0	—
Total operating costs	1,923.1	1,401.8	6,366.3	5,434.6

Operating profit	74.5	63.0	139.4	135.8

Interest expense	43.7	32.3	144.7	127.4
Other income (expense)	(0.9)	(2.9)	(21.1)	(1.4)

Income (loss) before income taxes	29.9	27.8	(26.4)	7.0

Income tax expense (benefit)	0.2	(24.0)	7.7	(10.4)

Net income (loss)	29.7	51.8	(34.1)	17.4
Less: Net income attributable to noncontrolling interests	16.2	16.6	62.8	64.2

Net income (loss) attributable to AK Steel Holding Corporation	$13.5	$35.2	$(96.9)	$(46.8)

Basic earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$0.08	$0.26	$(0.65)	$(0.34)
Diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$0.07	$0.26	$(0.65)	$(0.34)

Weighted-average shares outstanding:
Basic	176.6	135.9	148.1	135.8
Diluted	181.2	136.3	148.1	135.8

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$70.2	$45.3
Accounts receivable, net	644.3	525.2
Inventory, net	1,172.1	586.6
Other current assets	139.1	116.1
Total current assets	2,025.7	1,273.2
Property, plant and equipment	6,388.4	5,871.9
Accumulated depreciation	(4,175.2)	(3,991.8)
Property, plant and equipment, net	2,213.2	1,880.1
Investments in affiliates	388.7	214.1
Other non-current assets	230.9	238.3
TOTAL ASSETS	$4,858.5	$3,605.7

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$803.1	$601.8
Accrued liabilities	266.5	142.9
Current portion of long-term debt	—	0.8
Current portion of pension and other postretirement benefit obligations	55.6	85.9
Total current liabilities	1,125.2	831.4
Long-term debt	2,452.5	1,506.2
Pension and other postretirement benefit obligations	1,225.3	965.4
Other non-current liabilities	132.5	110.0
TOTAL LIABILITIES	4,935.5	3,413.0

Equity (deficit):
Common stock, authorized 300,000,000 shares of $.01 par value each; issued 177,362,600 and 149,691,388 shares in 2014 and 2013; outstanding 177,215,816 and 136,380,078 shares in 2014 and 2013	1.8	1.5
Additional paid-in capital	2,259.1	2,079.2
Treasury stock, common shares at cost, 146,784 and 13,311,310 shares in 2014 and 2013	(1.0)	(174.0)
Accumulated deficit	(2,548.0)	(2,451.1)
Accumulated other comprehensive income (loss)	(204.4)	323.4
Total stockholders’ equity (deficit)	(492.5)	(221.0)
Noncontrolling interests	415.5	413.7
TOTAL EQUITY (DEFICIT)	(77.0)	192.7
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,858.5	$3,605.7

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Twelve Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(34.1)	$17.4
Pension corridor charge	2.0	—
Depreciation	187.6	176.1
Depreciation—SunCoke Middletown	14.3	14.0
Amortization	20.4	19.1
Deferred income taxes	8.2	(7.3)
Pension and OPEB expense (income)	(92.5)	(68.6)
Contributions to pension trust	(196.5)	(181.1)
Contributions to Butler and Zanesville retirees VEBAs	(3.1)	(30.8)
Other postretirement payments	(63.9)	(63.4)
Changes in working capital	(154.3)	7.3
Changes in working capital—SunCoke Middletown	(10.9)	4.3
Other operating items, net	—	2.8
Net cash flows from operating activities	(322.8)	(110.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(79.7)	(60.0)
Capital investments—SunCoke Middletown	(1.4)	(3.6)
Investments in Magnetation	(100.0)	(50.0)
Investments in acquired businesses, net of cash acquired	(690.3)	—
Other investing items, net	13.6	15.1
Net cash flows from investing activities	(857.8)	(98.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	515.0	90.0
Proceeds from issuance of long-term debt	427.1	31.9
Redemption of long-term debt	(0.8)	(27.4)
Proceeds from issuance of common stock	345.3	—
Debt issuance costs	(15.5)	(3.4)
SunCoke Middletown distributions to noncontrolling interest owners	(61.0)	(64.8)
Other financing items, net	(4.6)	0.7
Net cash flows from financing activities	1,205.5	27.0

Net increase (decrease) in cash and cash equivalents	24.9	(181.7)
Cash and cash equivalents, beginning of period	45.3	227.0
Cash and cash equivalents, end of period	$70.2	$45.3

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss) that exclude the effects of a pension corridor charge, an OPEB settlement loss and the acquisition-related expenses of Dearborn. Management believes that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA in order to exclude the effect of noncontrolling interests, a pension corridor accounting charge, an OPEB settlement loss and the acquisition-related expenses of Dearborn. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Although the pension corridor charge and OPEB settlement loss reduce reported net income, they do not affect the Company’s cash flows in the current period. However, the pension obligation will be ultimately settled in cash.

Management views the reported results of adjusted EBITDA and adjusted net income (loss) as important operating performance measures and believes that the GAAP financial measure most directly comparable is net income (loss) (as a total and on a per share basis).  Adjusted EBITDA and adjusted net income (loss) are used by management as a supplemental financial measure to evaluate the performance of the business.  Management believes that these non-GAAP measures, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the company’s business versus the GAAP results alone.

Neither current shareholders nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of net income (loss) attributable to AK Holding to adjusted EBITDA and adjusted net income (loss).

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Reconciliation of Adjusted EBITDA

(dollars in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2014	2013	2014	2013	2014
Net income (loss) attributable to AK Holding	$13.5	$35.2	$(96.9)	$(46.8)	$(7.2)
Net income attributable to noncontrolling interests	16.2	16.6	62.8	64.2	16.1
Income tax expense (benefit)	0.2	(24.0)	7.7	(10.4)	3.9
Interest expense	43.7	32.3	144.7	127.4	35.6
Interest income	(0.7)	(0.1)	(0.7)	(1.1)	—
Depreciation	55.6	45.2	201.9	190.1	49.1
Amortization	1.9	2.2	9.1	9.9	1.4
EBITDA	130.4	107.4	328.6	333.3	98.9
Less: EBITDA of noncontrolling interests (a)	19.7	20.2	77.2	78.3	19.9
Pension corridor charge/OPEB settlement loss	5.5	—	5.5	—	—
Acquisition-related expenses	0.8	—	23.3	—	21.5
Adjusted EBITDA	$117.0	$87.2	$280.2	$255.0	$100.5

Adjusted EBITDA per ton	$58	$61	$46	$48	$69

(a)The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

(dollars in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2014	2013	2014	2013	2014
Net income attributable to noncontrolling interests	$16.2	$16.6	$62.8	$64.2	$16.1
Depreciation	3.5	3.6	14.4	14.1	3.8
EBITDA of noncontrolling interests	$19.7	$20.2	$77.2	$78.3	$19.9

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Reconciliation of Adjusted Net Income (Loss)

(dollars in millions, except per share)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2014	2013	2014	2013	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$26.1	$35.2	$(59.7)	$(46.8)	$16.4
Pension corridor charge/OPEB settlement loss	(5.5)	—	(5.5)	—	—
Acquisition-related expenses	(7.1)	—	(31.7)	—	(23.6)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$13.5	$35.2	$(96.9)	$(46.8)	$(7.2)

Reconciliation to Diluted Earnings (Losses) per Share
Adjusted diluted earnings (losses) per share	$0.14	$0.26	$(0.40)	$(0.34)	$0.12
Pension corridor charge/OPEB settlement loss	(0.03)	—	(0.04)	—	—
Acquisition-related expenses	(0.04)	—	(0.21)	—	(0.17)
Diluted earnings (losses) per share, as reported	$0.07	$0.26	$(0.65)	$(0.34)	$(0.05)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Tons Shipped by Product
Stainless/electrical	221.3	195.6	867.9	822.1
Coated	877.4	656.8	2,812.7	2,469.6
Cold-rolled	358.4	314.9	1,231.1	1,115.9
Tubular	30.0	29.7	125.5	122.2
Subtotal value-added shipments	1,487.1	1,197.0	5,037.2	4,529.8

Hot-rolled	469.4	195.9	949.7	643.5
Secondary	53.7	27.1	145.8	102.6
Subtotal non value-added shipments	523.1	223.0	1,095.5	746.1

Total shipments	2,010.2	1,420.0	6,132.7	5,275.9

Shipments by Product (%)
Stainless/electrical	11.0%	13.8%	14.1%	15.6%
Coated	43.6%	46.2%	45.9%	46.8%
Cold-rolled	17.8%	22.2%	20.1%	21.2%
Tubular	1.5%	2.1%	2.0%	2.3%
Subtotal value-added shipments	73.9%	84.3%	82.1%	85.9%

Hot-rolled	23.4%	13.8%	15.5%	12.2%
Secondary	2.7%	1.9%	2.4%	1.9%
Subtotal non value-added shipments	26.1%	15.7%	17.9%	14.1%

Total shipments	100.0%	100.0%	100.0%	100.0%

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